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                                                                   EXHIBIT 10.25

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is entered into this 1ST day of January, 2001, between Metropolitan Health Networks, Inc., a Florida corporation ("Employer"), and Debra Finnel, an individual ("Employee").

                                    RECITALS

         A. Employer is a corporation, which provides integrated healthcare services. Employer wishes to employ Employee as Chief Operating Officer.

         B. Employee is willing to be employed by Employer, and Employer is willing to employ Employee, all in accordance with the terms, covenants and conditions hereinafter set forth. Employee has extensive experience in managed care risk operations and with service providers.

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

1.       NATURE OF EMPLOYMENT

         1.1 ENGAGEMENT. Employer does hereby employ and engage Employee as Chief Operating Officer of Metropolitan Health Networks, Inc. All current divisions and any future mergers, acquisitions, or divisions of employer shall report to Employee regarding operatons where applicable and Employee shall be responsible for such oversite. Employee and Employer must mutually agree upon and designate in writing any deviation to chain of command and authority. Employee does hereby accept and agree to such employment and engagement. Within Employee's capacity as a Chief Operating Officer for Employer, Employee shall perform duties reasonably and customarily performed by Chief Operating Officers. Employee shall further comply with reasonable policies, procedures, rules, regulations and protocols as established by Employer and applicable to Employee and shall have such duties and responsibilities commensurate with said position.

         1.2 PROMOTION OF SERVICES. Employee shall exercise best efforts to promote the Company and the services rendered therein to the extent permitted by law, and the reasonable policies and procedures of Employer.

         1.3 FULL-TIME EFFORTS. Employee shall devote all of her working time, attention, efforts and skill exclusively to the business of Employer. Standard


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working hours for Employee shall be mutually established by Employer and
Employee as historically performed by Employee.

         1.4 PERSONAL SERVICES CONTRACT. This is a personal services contract between Employer and Employee. As a result, neither Employee nor Employer may assign or delegate any rights, duties or obligations established herein without the prior written consent of Employer and Employee.

         It is expressly understood that in the event Employer's business is sold, merged, transferred or assigned during the term of this Agreement and Employee is not retained in the same position and authority by the newly acquired owner of Employer's business to carry out the employment set forth within this Agreement, Employee is entitled, from Employer, an amount equal to two (2) year's Base Salary as set forth herein.

2.       MANNER OF PERFORMANCE

         2.1 PERFORMANCE STANDARDS. Employee agrees that Employee shall at all times faithfully, industriously and to the best of Employee's ability, perform all of the duties required hereunder to the reasonable satisfaction of Employer. Such duties shall be rendered at the Metropolitan Health Networks, 500 Australian Avenue, Suite 1000, West Palm Beach, Florida 33401, as hereinabove set forth, and at such other place or places as Employer shall in good faith require with mutual consent. Employee agrees to comply with all standards established by or on behalf of Employer.

         2.2 ATTENDANCE AT SEMINARS. To the extent Employee's duties and schedule reasonably permit, Employee shall attend all meetings and seminars held by or on behalf of Employer.

         2.3 RULES AND REGULATIONS. Employee shall observe and comply with all reasonable rules, regulations, policies, procedures and protocols of Employer and shall faithfully carry out the orders and directions of its officers and directors.

3.       TERM

         3.1 TERM. Except as otherwise provided herein, the term of this Agreement shall be for a period of five (5) consecutive year(s) (the "Initial Term"). Thereafter, Employer and Employee may mutually agree to renew for two
(2) consecutive five (5) year options, provided that Employee is not otherwise in material breach of any of the other terms, conditions or provisions of this Agreement. If Employee elects not to renew this Agreement after the Initial Term, Employee must provide Employer not less than six (6) months prior written notice and Employer must provide Employee six (6) months prior written notice.



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4.       COMPENSATION AND BENEFITS

         4.1 COMPENSATION. Employer shall pay Employee, and Employee agrees to accept from Employer as payment in full for Employee's services hereunder, a base salary of $225,000 per annum (the "Base Salary") payable in equal installments every other Friday, during the term of this Agreement. The Base Salary will increase July 1, 2001 to $250,000 and additional annual increases will be at the Employer's sole discretion based upon Employee's level of performance under the terms of this Agreement and such other relevant factors as Employer may reasonably apply.

         4.2 SIGNING BONUS. As additional compensation, Employer shall cause Metropolitan to issue to Employee 300,000 options to purchase Common stock of Metropolitan Health Networks, Inc., at a $1.00 purchase price, which shall bear an appropriate restrictive legend indicating that the shares are restricted pursuant to the terms of Rule 144 of the Securities and Exchange Commission. The options of Metropolitan shall be delivered to Employee hereunder, shall be validly authorized and delivered 100,000 options at the 1st anniversary date and 100,000 options at the subsequent anniversary dates of this agreement until Employee has received 300,000 Options that are vested during this period, as long as Employee continues to be employed by Employer or if Options become fully vested as described in 9.3(a), issued fully paid and nonassessable.

         4.3 BONUS FOR SERVICES RENDERED. Employee may receive, in addition to the Base Salary, a bonus (the "Bonus") at the discretion of the Board of Directors or Employer.

         4.4 VACATION. Employee shall be entitled to twenty-five (25) days of paid time off ("PTO") in addition to all standard office holidays. Employee may use PTO for any reason.

         4.5 EMPLOYEE BENEFITS. Employee shall be entitled to participate in all benefit programs and Employer makes plans as available to its employees on a usual and customary basis, including health insurance.

         4.6 REIMBURSEMENT. Expenses incurred by Employee on Employer's behalf at Employer's written direction shall be reimbursed in full. Employer shall reimburse employee for all reimbursable expenses incurred by Employee pursuant to this Section 4.6 within thirty (30) days of submission for reimbursement to Employer. Employee shall be entitled to an automobile allowance $1500 paid monthly. In the event an expense paid on behalf of, or reimbursement contributed to, Employee is determined not to be an allowable tax deduction or credit of Employer and such determination is acceded to by Employer or rendered final by the State or federal taxing authority or court with final jurisdiction, Employee shall forthwith, upon ten (10) days' prior written notice and without regard to



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whether this Agreement shall then be terminated, reimburse Employer for the full amount of the out-of-pocket loss incurred by Employer as a result of any such disallowance.

5.       NONDISCLOSURE OF INFORMATION CONCERNING BUSINESS;

         5.1 CONFIDENTIAL INFORMATION. Employee acknowledges and agrees that he will have access to certain confidential information of the Employer and that such information constitutes valuable, special and unique property of Employer. Employee further acknowledges and agrees that, subject to the provisions of
Section 10.2, Employee will not, at any time during or after the term hereof, in any fashion, form, or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, the terms and conditions of this Agreement or any information of any kind, nature or description concerning any matters affecting or relating to the business of the Employer, including, without limiting the foregoing, the names of patients, the prices which Employer pays for goods or services or at which it provides services or sells products or goods, Employer's manner of operations, plans or processes, or any other data or information of any kind, nature or description which affects or relates to Employer's business, without regard to whether any or all of the foregoing would be deemed confidential information or a trade secret under applicable State law ("Confidential Information").

         5.2 INJUNCTIVE RELIEF. Employee recognizes and agrees that a violation of any of the provisions contained in this Section may cause irreparable damage to Employer, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, Employer shall be entitled to an injunction without the necessity of posting bond therefore in order to restrain any further violation of such provisions. Such right to an injunction shall be in addition to, and not in limitation of, any other rights and remedies Employer may have against Employee, including, but not limited to, the recovery of damages. The terms and conditions of this Section shall survive termination of this Agreement.

6.       COVENANT NOT TO COMPETE

         6.1 NON-COMPETITION AGREEMENT. Employee agrees that during the term of this Agreement and for a period of one (1) year thereafter, Employee shall not, within a 5 mile radius of the Offices or Locations, directly or indirectly compete with the business of Employer, or own directly or indirectly, any part of or become the employee of, or otherwise render services to, any enterprise which directly or indirectly competes with the business of the Employer. Employee agrees that the limitations set forth herein in regard to competing with Employer during the term of this Agreement and thereafter are (i) reasonable and necessary for the protection of the goodwill of the business of Employer; and (ii) established in express conjunction with the Transaction and is provided as a material inducement incident thereto. In that regard, Employee specifically agrees that the limitations as to period of time and geographic area are reasonable and necessary for the protection of Employer's business. Employee further recognizes and agrees that a violation of any of the provisions contained in this Section will cause irreparable damage to Employer, the exact amount of which may be impossible to ascertain and that, for such reason, among others, Employer shall be entitled to an injunction without the necessity of posting bond therefore in order to restrain any further violation of such



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provisions. Such right to an injunction shall be in addition to, and not in limitation of, any other rights and remedies Employer may have against Employee, including, but not limited to, the recovery of damages. Further, it is agreed by Employee that in the event that any of the provisions of this Section are found by a court of competent jurisdiction to exceed the time and geographic limitations enforceable under applicable law, such provisions shall be automatically reformed to establish the maximum time or geographic limitations permitted by law, or, if not capable of such reformation, deemed null and void. Nothing contained herein shall be deemed to prevent or limit the right of Employee to invest any surplus funds in real estate or in the capital stock or other securities of any corporation whose stock or securities are regularly traded on any nationally recognized stock exchange. The terms and conditions of this Section shall survive termination of this Agreement.

         6.2 TERMINATION OF RESTRICTIVE COVENANTS. Notwithstanding the provisions of Section 6.1 and 6.2 herein, if Employer pursuant to Section 9.3 or Employee pursuant to Section 9.2 terminates this Agreement, Employee will not be subject to the terms and conditions contained in Sections 6.1 and 6.2.

7.       COVENANT NOT TO SOLICIT

         Employee agrees that during the term of this Agreement and for a period of one (1) year thereafter, subject to the provisions of section 10.2 , Employee shall not (i) solicit, encourage or advise patients treated during the term of this Agreement at the Offices or the New Location to obtain or seek professional services from any professional who is not an employee of Employer, or (ii) solicit, encourage or advise any employees of Employer to terminate employment with Employer for any reason whatsoever. Employee recognizes and agrees that the limitations set forth herein are reasonable and necessary for the protection of the goodwill of the business of Employer. Employee further recognizes and agrees that a violation of any of the provisions contained herein will cause irreparable damage to Employer, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, Employee shall be entitled to an injunction without the necessity of posting bond therefore in order to restrain any further violation of such provisions. Such right to any injunction shall be in addition to, and not in limitation of, any other rights and remedies Employer may have against Employee, including, but not limited to, the recovery of damages. As used herein, the term "patient" shall include any and all patients treated at the Offices, the or any other office location to which Employee is or has been transferred on a permanent or temporary basis by Employer during the term of this Agreement. The terms and conditions of this



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Section shall survive termination of this Agreement. If Employer pursuant to
Section 9.3 or Employee pursuant to Section 9.2 terminates this agreement, Employee will not be subject to conditions contained in Section 7.

8.  REPRESENTATIONS AND WARRANTIES

         8.1 REPRESENTATIONS AND WARRANTIES. Employee represents and warrants that she:

                  (a) is not subject to any restriction that would prohibit entering into this Agreement, is fully able to perform each of the terms, conditions and covenants hereof, and is not restricted or prohibited from entering into or performing any of the terms or conditions hereof; and

                  (b) is able to execute and perform under this Agreement without violating or breaching any agreement between Employee and any other person or entity.

         8.2 ACCURACY OF REPRESENTATIONS. Employee acknowledges and agrees that the truth and accuracy of the representations and warranties contained herein constitute a condition precedent to Employer's obligation to provide compensation pursuant to the terms and conditions of this Agreement. Compensation shall be provided in good and collected funds and will be paid when due or will constitute a void of this contract and any restrictions imposed on the employee in section 6 and 7.

         8.3 COOPERATION IN DISPUTE RESOLUTION. Employee recognizes that certain disputes may arise between Employer and third parties, the resolution of which may require the cooperation of Employee, including, but not limited to, Employee's providing factual information and giving depositions and testimony in judicial and administrative proceedings. Employee shall, during the term hereof and at all times after termination, cooperate with Employer to allow it to advance its position with respect to such disputes. Employer shall reimburse Employee for all out-of-pocket expenses incurred in connection with such cooperation, provided that Employee obtains Employer's agreement in advance to do so and provides Employer with an itemized written account of such reimbursable expenses. The terms and conditions of this Section shall survive termination of this Agreement.


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9.       TERMINATION

         9.1 TERMINATION BY EMPLOYER. Employer shall have the right to terminate Employee's employment hereunder forthwith upon, or at any time after, the occurrence of one or more of the following events:

                  (a) Nonperformance of Employee's duties as an Employee for whatever reason, which non-performance continues for a period of thirty (30) days after Employer notifies Employee, including Employee's disability for which



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Employer can make no reasonable accommodation. The term "disability" shall mean, for purposes of this Agreement, the inability of Employee to perform full-time regular duties as contemplated hereunder on account of a physical or mental condition for a period of 90 consecutive days, but shall exclude infrequent and temporary incapacity due to ordinary illness;

                  (b) Employee's theft or other act of dishonesty;

                  (c) The death of Employee;

                  (d) The unlawful harassment of other employees (including sexual harassment) or the acts or omissions of Employee constituting a crime;

                  (e) The abuse of drugs or alcohol;

                  (f) The material breach by Employee of any of the provisions, representations, warranties or covenants established herein, or the repeated failure by Employee to comply with reasonable policies and procedures of Employer or observe the orders and directions of its officers and directors, for a period of thirty (30) days after Employer notifies Employee.

         9.2 TERMINATION BY EMPLOYEE. Employee shall have the right to terminate Employee's employment and void sections 6 and 7 hereunder forthwith upon, or at any time after, the Agreement upon occurrence of one or more of the following events:

                  (a) The material breach by Employer of any of the provisions of this Agreement. Employee is to provide Employer with written notice that Employer has materially breached a provision of this Agreement and Employee shall request a cure of the breach by Employer within thirty (30) days following such notice and if not cured, then Employee shall have the right to terminate this Agreement immediately;

                  (b) Employer's fraud; Non-payment of Employee's salary or issuing payment not drawn on good and collected funds. Employee shall request a cure of the breach by Employer within thirty (30) days following such notice and if not cured, then Employee shall have the right to terminate this Agreement immediately

                  (c) The unlawful harassment of the Employee by Employer or any of Employer's employees or the acts or omissions of Employer constituting a crime. Employee shall request a cure of the breach by Employer within thirty
(30) days following such notice and if not cured, then Employee shall have the right to terminate this Agreement immediately.

         It is expressly understood by Employer that if Employer's business is sold, merged, transferred or assigned during the term of this Agreement and Employee is not retained by the newly acquired owner in the same position and



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authority by the Employer's business to carry out the employment set forth within this Agreement, Employee is entitled, from Employer, the amount two (2) years base salary.

         9.3      TERMINATION BY EMPLOYER OTHER THAN FOR CAUSE.

                  (a) The foregoing notwithstanding, Employer may terminate Employee's employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on cause, as provided in Section 9.1 above, Employer shall continue to be obligated to pay to Employee all Base Salary remaining on initial term and shall immediately vest any options outstanding and will extend piggy-back right to said options.

                  (b) In the event that the Employee's employment with Employer is terminated pursuant to this Section 9.3, then Section 6 and 7of this Agreement and all references thereto shall be inapplicable as to Employee and Employer.

         9.4 DUTIES UPON TERMINATION. Employee hereby irrevocably agrees to return to Employer any and all copies of forms, documents or records which contain Confidential Information forthwith upon termination of this Agreement.

10.      MISCELLANEOUS

         10.1 ENFORCEMENT. Employer and Employee acknowledge that Employee will be providing services hereunder which are of a personal, special, unique, unusual and extraordinary character. In recognition thereof, Employee agrees that, under certain circumstances, a breach of this Agreement cannot reasonably be compensated in damages and that Employer shall, under such circumstances, be entitled to injunctive relief. However, no remedy made available by virtue of this Section shall be exclusive of any other remedy available to the litigant, and each and every remedy hereunder shall be in addition to all other remedies available at law or in equity.

         10.2 NO THIRD-PARTY BENEFIT. The provisions of this Agreement are intended only for the regulation of relations among the parties hereto. This Agreement is not intended for the benefit of creditors or other third parties, and no rights are granted to such individuals or entities except where expressly referenced herein.

         10.3 COMMITMENTS . Notwithstanding any provision herein to the contrary, it is expressly understood and agreed that Employee shall have the right to make any contracts or commitments for or on behalf of Employer.

         10.4 ENTIRE AGREEMENT; AMENDMENT. Except as otherwise stated herein, this Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, arrangements and understandings. Except as otherwise stated herein, no representation, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement, and



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no party hereto shall be bound by, or liable for, any alleged representation, promise, inducement or statement of intention not set forth herein. This Agreement may only be amended by the mutual written consent of Employer and Employee.

         10.5 WAIVER. No waiver or modification of this Agreement or any covenant, condition, or limitation herein shall be valid unless in writing and duly executed by the parties hereto, and no evidence of any waiver or modification shall affect this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed by the parties hereto. The parties hereto further agree that the provisions of this Section may not be waived except as herein set forth.

         10.6 GOVERNING LAW; HEADINGS. This Agreement and performance hereunder shall be construed and enforced, and all lawsuits and special proceedings arising out of or related hereto shall be conducted, in accordance with the laws of the State of Florida. Venue shall be in Palm Beach County, Florida. The Section and Paragraph headings contained herein are for convenient reference only and shall not affect the meaning or interpretation of this Agreement.

         10.7 BLUE LINING; SEVERABILITY. In the event any provision of this Agreement is held to be unenforceable or invalid under the laws of the United States or the State in which services are rendered by Employee pursuant to this Agreement, the parties hereto agree that such provision shall automatically be deemed modified for purposes of performance of this Agreement to the extent necessary to render it lawful and enforceable, or if such modification is not possible without materially altering the intent of the parties hereto, that such provision shall automatically be deemed severed from this Agreement. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance.

         10.8 ASSIGNMENT. This Agreement, and the rights and duties established herein, may only be assigned in accordance with Section 1.4 hereof.

         10.9 NOTICES. Except as otherwise provided herein, all notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered personally, by prepaid telex or telegram or mailed first class, postage prepaid, certified United States mail, return receipt requested, to the party who is to receive such notice, request, demand or communication at such party's address as set forth on the signature page hereof. Any party hereto may change its address for notice by giving to the other party written notice of such change. Any notice given hereunder shall be effective (i) if delivered personally, when delivered,
(ii) if sent by telex or telegram, 24 hours after sending, and (iii) if mailed, 72 hours after the date of mailing.



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         10.10 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the restriction on assignment set forth herein.

         10.11 TIME OF ESSENCE; ADDITIONAL DOCUMENTS. Time is of the essence in regard to the obligations established hereunder. The parties hereto agree that they shall cooperate in good faith to accomplish the objectives of this Agreement and, towards that end, agree to execute such further instruments and documents and take such further action as may be reasonably necessary to effectuate the terms, conditions and purposes of this Agreement.

         10.12 JURISDICTION. The parties hereto submit to the jurisdiction of the courts of the State of Florida for the purpose of resolution of any and all disputes which arise out of, or are related to, this Agreement or an alleged breach thereof.

         10.13 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If executed in counterpart, this Agreement shall be binding when one or more counterparts hereof, individually or taken together, bear the signatures of the parties reflected hereon as signatories.

         10.14 NO ACT CONTRARY TO LAW. Nothing herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any statute, law, ordinance or regulation which is inconsistent with this Agreement, such statute, law, ordinance or regulation shall prevail, and, in such event, the provision herein in conflict automatically shall be curtailed, limited or eliminated to the extent necessary to bring it within legal limitations.




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         IN WITNESS WHEREOF, the parties hereto have executed this instrument, or caused its execution by a duly authorized officer, all as of the day and year first above written.

                                        "EMPLOYER"

                                        Metropolitan Health Networks, Inc
                                        a Florida corporation.


                                        By:
                                           -----------------------------------
                                        Name:    Fred Sternberg
                                        Title: CEO & President

                                        Address:
                                        500 Australian Avenue South
                                        Suite 1000
                                        West Palm Beach, Florida 33401



                                        "EMPLOYEE"

                                        Debra Finnel

                                        -----------------------------------
                                        [Signature]

                                        Address:
                                           13312 150th Court North
                                           Jupiter, Florida 33478














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